                        HARTFORD LIFE INSURANCE COMPANY
                             Home Office Address:
                                P.O. BOX 2999:
                       HARTFORD, CONNECTICUT  06104-2999
                          (A stock insurance company)

                        ADMINISTRATIVE OFFICE ADDRESS:
                           NATIONAL SERVICE CENTER
                                P.O. BOX 59179
                         MINNEAPOLIS, MINNESOTA  55459

Will pay the Death Proceeds to the Beneficiary, upon receipt at Our National Service Center in Minneapolis, Minnesota, of due proof of the Insured's death while the Policy was in force.

Signed for the Company

             LYNDA GODKIN                    THOMAS M. MARRA

       Lynda Godkin, SECRETARY          Thomas M. Marra, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                             RIGHT TO EXAMINE POLICY

WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE AGENT FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU RECEIVE YOUR POLICY AND ENDS TEN DAYS AFTER YOU RECEIVE IT. IN SUCH AN EVENT, THE POLICY WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS OR THE SUM
OF: I) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE DATE THE RETURNED POLICY IS RECEIVED BY US OR TO THE AGENT FROM WHOM IT WAS PURCHASED; AND, II) ANY DEDUCTIONS UNDER THE POLICY OR CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT.

          CASH SURRENDER VALUE PAYABLE ON THE SCHEDULED MATURITY DATE,
                    UNLESS EXTENDED BY ELECTION OF OWNER
             DEATH PROCEEDS PAYABLE AT DEATH OF INSURED AS DESCRIBED
                       IN THE DEATH BENEFIT SECTION
                         ADJUSTABLE DEATH BENEFIT
                    PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                            NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 15.

                            FLEXIBLE PREMIUM
                    VARIABLE LIFE INSURANCE POLICY

                                                                          [LOGO]

HL-15486(00)(NY)                                               Printed in U.S.A.

                              TABLE OF CONTENTS

                                                                           Page

Policy Specifications                                                        3

Definitions                                                                  5

Death Benefit                                                                7

Increases and Decreases in Face Amount                                       8

Premiums                                                                     9

Valuation Provisions                                                        10

Account Value, Cash Value
  and Cash Surrender Value                                                  11

Transfers                                                                   12

Monthly Deduction Amount                                                    13

Lapse and Policy Grace Period                                               15

Reinstatement                                                               16

Policy Loans                                                                17

Withdrawals                                                                 18

Surrenders                                                                  18

Payments By Us                                                              18

Taxation of The Separate Account                                            18

The Contract                                                                19

Ownership and Beneficiary                                                   21

Termination and Maturity Date                                               21

Income Settlement Options                                                   22

Any Riders follow page                                                      24

                                     Page 2
HL-15486(00)(NY)                                              Printed in U.S.A.

                         HARTFORD LIFE INSURANCE COMPANY
                        HARTFORD, CONNECTICUT  06104-2999
                           (A STOCK INSURANCE COMPANY)
                                (THE "COMPANY")

                         NATIONAL SERVICE CENTER ADDRESS:
                                P.O. BOX 59179
                          MINNEAPOLIS, MINNESOTA  55459

          CASH SURRENDER VALUE PAYABLE ON THE SCHEDULED MATURITY DATE,
                      UNLESS EXTENDED BY ELECTION OF OWNER
            DEATH PROCEEDS PAYABLE AT DEATH OF INSURED AS DESCRIBED
                         IN THE DEATH BENEFIT SECTION
                           ADJUSTABLE DEATH BENEFIT
                      PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                               NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 15.

                                    [LOGO]

                               FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY


HL-15486(00)(NY)                                              Printed in U.S.A.

                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                            BASE POLICY INFORMATION
-------------------------------------------------------------------------------

POLICY:                                     FLEXIBLE PREMIUM VARIABLE LIFE

POLICY NUMBER:                              VL00001
INSURED:                                    JOHN DOE
ISSUE AGE/SEX:                              35, MALE
INSURANCE CLASS:                            PREFERRED/NON-NICOTINE
OWNER:                                      JOHN DOE
BENEFICIARY:                                JANE DOE

INITIAL PLANNED PREMIUM:                    $1,000.00
PAYMENT FREQUENCY:                          ANNUAL

INITIAL FACE AMOUNT:                        $100,000
DEATH BENEFIT OPTION:                       B (RETURN OF ACCOUNT VALUE OPTION)
DEATH BENEFIT OPTION C LIMIT:               NOT APPLICABLE
MINIMUM INCREASE IN FACE AMOUNT:            $100,000
MINIMUM DECREASE IN FACE AMOUNT:            NONE
MINIMUM FACE AMOUNT AFTER DECREASE:         $50,000

NO LAPSE GUARANTEE PERIOD:                  JANUARY 1, 2000 - DECEMBER 31, 2004
MONTHLY NO LAPSE
GUARANTEE PREMIUM:                          $51.27

POLICY DATE:                                JANUARY 1, 2000
DATE OF ISSUE:                              JANUARY 1, 2000
SCHEDULED MATURITY DATE:                    JANUARY 1, 2060**

ANNUAL FIXED ACCOUNT
MINIMUM CREDITED RATE:                      3.5%*
SEPARATE ACCOUNT:                           [VARIABLE LIFE I]
INITIAL PREMIUM ALLOCATION:                 [HARTFORD MONEY MARKET FUND]

7702 TEST                                   GUIDELINE PREMIUM TEST

* ANY AMOUNTS IN THE LOAN ACCOUNT WILL BE CREDITED WITH INTEREST AT THIS RATE.

** IT IS POSSIBLE THAT COVERAGE FOR THIS POLICY AND/OR ATTACHED RIDERS WILL EXPIRE PRIOR TO THE SCHEDULED MATURITY DATE AND/OR THE TERMINATION DATE SHOWN WHERE PREMIUMS AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. COVERAGE MAY ALSO BE AFFECTED BY CHANGES IN THE MONTHLY DEDUCTION AMOUNT, POLICY LOANS, THE COST OF ANY ADDITIONAL BENEFIT RIDERS AND THE DEATH BENEFIT OPTION. THE MONTHLY DEDUCTION AMOUNT INCLUDES COST OF INSURANCE CHARGES AND OTHER EXPENSE CHARGES. INTEREST RATES CREDITED TO THE VALUES IN THE FIXED ACCOUNT IN EXCESS OF THE FIXED ACCOUNT MINIMUM CREDITED RATE ARE NOT GUARANTEED AND ARE SUBJECT TO CHANGE. VARIATIONS IN CREDITED INTEREST RATES, INVESTMENT EXPERIENCE AND MONTHLY DEDUCTION AMOUNTS MAY REQUIRE ADDITIONAL PREMIUMS TO BE PAID OR MAY CAUSE THE ACCOUNT VALUES TO BE LESS THAN THOSE SHOWN IN THE ILLUSTRATION.

                                     Page 3
15486(3)(NY)                                                  Printed in U.S.A.

POLICY NUMBER:             VL0000001

                             POLICY SPECIFICATIONS

                                POLICY CHARGES

-------------------------------------------------------------------------------
                       DEDUCTIONS FROM PREMIUM PAYMENTS
-------------------------------------------------------------------------------

TYPE OF                           POLICY                          PERCENT OF
CHARGE                            YEARS                           PREMIUMS PAID
------                            -----                           -------------
GUARANTEED MAXIMUM                ALL                             6.00%
   SALES CHARGES

TAX CHARGE                        ALL                             [1.75%]*

* THE TAX PERCENTAGE RATE DEPENDS UPON THE RATE ASSESSED BY YOUR STATE OR MUNICIPALITY OF RESIDENCE. IF YOUR STATE OR MUNICIPALITY OF RESIDENCE CHANGES AND/OR IF YOUR RESIDENCE STATE OR MUNICIPALITY CHANGES ITS TAX RATE, THE TAX RATE WILL CHANGE TO EQUAL THAT NEW RATE. THE TAX RATE FOR RESIDENTS OF NEW YORK WILL NOT BE CHANGED WITHOUT THE APPROVAL OF THE SUPERINTENDENT OF INSURANCE OF THE STATE WHERE THE POLICY IS ISSUED FOR DELIVERY.

-------------------------------------------------------------------------------
               GUARANTEED MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE
-------------------------------------------------------------------------------

TYPE OF                            POLICY          CHARGE OR
CHARGE                             YEARS           PERCENT OF VALUE
------                             -----           ----------------
MONTHLY ADMINISTRATIVE             ALL             $10.00 PER MONTH
CHARGE

MORTALITY AND EXPENSE
RISK RATES

ACCUMULATED VALUE                  1-10            0.0667% PER MONTH (0.80% PER
MORTALITY AND EXPENSE                              YEAR) OF THE ACCUMULATED
RISK RATE                                          VALUE IN THE SUB-ACCOUNTS.

                                   11-20           0.0417% PER MONTH (0.50%) PER
                                                   YEAR) OF THE ACCUMULATED
                                                   VALUES IN THE SUB-ACCOUNTS.

                                   21+             0.0333% PER MONTH (0.40%) PER
                                                   YEAR) OF THE ACCUMULATED
                                                   VALUES IN THE SUB-ACCOUNTS.

FACE AMOUNT MORTALITY              1-5             $.25 PER MONTH PER $1,000 OF
AND EXPENSE RISK RATE PER                          INITIAL FACE AMOUNT.
$1,000

                                   6+              0

FACE AMOUNT INCREASE                               $.50 PER MONTH, PER $1000 OF
FEE                                                THE INCREASED AMOUNT, FOR THE
                                                   FIRST 12 MONTHS FOLLOWING THE
                                                   INCREASE.

                                     Page 3A
15486(3A)(NY)                                                  Printed in U.S.A.

POLICY NUMBER:        VL0000001

                              POLICY SPECIFICATIONS

                                  POLICY CHARGES

-------------------------------------------------------------------------------
                                  TRANSFER CHARGE
-------------------------------------------------------------------------------

ALL POLICY YEARS           $00.00 FOR THE FIRST TRANSFER IN ANY CALENDAR MONTH.

ALL POLICY YEARS           $25.00 PER TRANSFER IN EXCESS OF 1 PER CALENDAR
                           MONTH.

-------------------------------------------------------------------------------
                             MAXIMUM SURRENDER CHARGES
-------------------------------------------------------------------------------

                 POLICY      SURRENDER      POLICY      SURRENDER
                  YEAR        CHARGE         YEAR        CHARGE

                   1         1,200.00          6          634.00
                   2         1,114.00          7          634.00
                   3         1,028.00          8          598.00
                   4           934.00          9          512.00
                   5           634.00         10            0.00

SURRENDER CHARGES WILL BE REDUCED AS THE RESULT OF ANY PRIOR SURRENDER CHARGES ASSESSED.

                                     Page 3B
15486(3B)(NY)                                                  Printed in U.S.A.

POLICY NUMBER:      VL0000001

                              POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                        SCHEDULED FACE AMOUNT INCREASES
-------------------------------------------------------------------------------

                DATE OF INCREASE          SCHEDULED INCREASE AMOUNT

                JANUARY 1, 2001                  $75,000
                JANUARY 1, 2002                  $75,000
                JANUARY 1, 2003                  $75,000
                JANUARY 1, 2004                  $75,000





-------------------------------------------------------------------------------

                                     Page 3C
15486(3C)(NY)                                                  Printed in U.S.A.

POLICY NUMBER:       VL0000001

                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000
-------------------------------------------------------------------------------

             MINIMUM     MAXIMUM COST               MINIMUM     MAXIMUM COST
ATTAINED  DEATH BENEFIT  OF INSURANCE  ATTAINED  DEATH BENEFIT  OF INSURANCE
  AGE      PERCENTAGES       RATE        AGE      PERCENTAGES       RATE

  35         250.00        0.180833      65          120.00        2.218333
  36         250.00        0.193333      66          119.00        2.427500
  37         250.00        0.207500      67          118.00        2.649167
  38         250.00        0.223333      68          117.00        2.887500
  39         250.00        0.241667      69          116.00        3.150833

  40         250.00        0.262500      70          115.00        3.447500
  41         243.00        0.285000      71          113.00        3.785833
  42         236.00        0.309167      72          111.00        4.173333
  43         229.00        0.335833      73          109.00        4.611667
  44         222.00        0.364167      74          107.00        5.091667

  45         215.00        0.394167      75          105.00        5.604167
  46         209.00        0.426667      76          105.00        6.141667
  47         203.00        0.460833      77          105.00        6.697500
  48         197.00        0.497500      78          105.00        7.276667
  49         191.00        0.538333      79          105.00        7.896667

  50         185.00        0.583333      80          105.00        8.578333
  51         178.00        0.635833      81          105.00        9.340833
  52         171.00        0.694167      82          105.00       10.200833
  53         164.00        0.760833      83          105.00       11.153333
  54         157.00        0.834167      84          105.00       12.176667

  55         150.00        0.913333      85          105.00       13.248333
  56         146.00        0.997500      86          105.00       14.350833
  57         142.00        1.086667      87          105.00       15.477500
  58         138.00        1.181667      88          105.00       16.627500
  59         134.00        1.285000      89          105.00       17.807500

  60         130.00        1.400000      90          105.00       19.035833
  61         128.00        1.530000      91          104.00       20.342500
  62         126.00        1.676667      92          103.00       21.785833
  63         124.00        1.840833      93          102.00       23.510833
  64         122.00        2.022500      94          101.00       25.830833

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE, OR YOUR REQUESTED PERCENTAGES, IF GREATER. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE MORTALITY TABLE, AGE LAST BIRTHDAY. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

                                     Page 3D
15486(3D)(NY)                                                  Printed in U.S.A.

DEFINITIONS       The definitions in this section apply to the following
                  words and phrases whenever and wherever they appear in the Policy.

                  ACCOUNT VALUE: the total of all amounts in the Fixed Account, Loan Account and Sub-Accounts.

                  ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

                  ATTAINED AGE: the Issue Age plus the number of completed Policy Years.

                  CASH SURRENDER VALUE:  the Cash Value less all
                  Indebtedness.

                  CASH VALUE: the Account Value less any applicable Surrender Charges.

                  COMPANY, WE, US, OUR: the Company referred to on the first page of the Policy.

                  CUMULATIVE NO LAPSE GUARANTEE PREMIUM: the premium required to maintain the No Lapse Guarantee. On the Policy Date, the Cumulative No Lapse Guarantee Premium is the Monthly No Lapse Guarantee Premium shown on Page 3. On each Monthly Activity Date thereafter, the Cumulative No Lapse Premium is: (a) the Cumulative No Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current Monthly No Lapse Guarantee Premium.

                  DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

                  DEATH BENEFIT: the amount used to calculate the Death Proceeds. The Death Benefit on the Policy Date is determined by the Death Benefit Option You select on Your application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and the No Lapse Guarantee provision.

                  DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The three Death Benefit Options provided are described in the Death Benefit section.

                  DEATH PROCEEDS: the amount which We will pay on the death of the Insured.

                  DOLLAR COST AVERAGING: systematic transfers from one account to any other available account.

                  FACE AMOUNT: an amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount provision the Death Benefit Option Changes provision, the No Lapse Guarantee provision and the Withdrawals provision.

                  FIXED ACCOUNT: part of the Company's General Account to which all or a portion of the Account Value may be allocated.

                  FUNDS: the registered open-end management companies in which assets of the Separate Account may be invested.

                  GENERAL ACCOUNT: all Company assets other than those allocated to Separate Accounts.

                                     Page 5
15486(5/6)(NY)                                                 Printed in U.S.A.

DEFINITIONS       IN WRITING:  in a written form satisfactory to Us.
(CONTINUED)
                  INDEBTEDNESS: all loans taken on the Policy, plus any interest due or accrued minus any loan repayments.

                  INTERNAL REVENUE CODE: Internal Revenue Code of 1986, as amended.

                  ISSUE AGE: as of the Policy Date, an Insured's age on his/her last birthday.

                  LOAN ACCOUNT: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The amounts in the Loan Account are credited with interest and are not subject to the investment experience of any Sub-Accounts.

                  MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

                  NET AMOUNT AT RISK: the Net Amount at Risk is determined by subtracting the Account Value from the Policy's Death Benefit. If the Face Amount has been increased from the initial Face Amount, the Net Amount at Risk is first allocated to the most recent increase and then, successively to each prior increase.

                  NET PREMIUM: the amount of premium credited to the Account Value. It is the premium paid minus the deductions from premium shown on Page 3A.

                  We can use sales loads that are lower than the sales loads shown on Page 3A. Sales loads will be determined on each Policy Anniversary based on future expectations for such factors as mortality, expenses, interest, persistency and taxes. Sales loads will be reviewed no more often than once a year, nor less than every 5 years. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex and insurance class and whose coverage has been in force for the same length of time. No change in sales loads will occur on account of deterioration of the Insured's health.

                  Any change in sales loads will be determined in accordance with the procedures and standards on file with the Insurance Department where this Policy is delivered.

                  PLANNED PREMIUM: the amount that the Owner intends to pay. The Initial Planned Premium is shown on Page 3.

                  POLICY ANNIVERSARY:  an anniversary of the Policy Date.

                  POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined. This is the date the Policy goes into effect.

                  POLICY GRACE PERIOD: the 61 day period between the day Your Policy goes into default and the day on which Your Policy terminates.

                  POLICY YEARS:  years as measured from the Policy Date.

                                     Page 6
15486(5/6)(NY)                                                 Printed in U.S.A.

DEFINITIONS       PRO RATA BASIS:  an allocation method based on the
(CONTINUED)       proportion of the Account Value in the Fixed
                  Account and each Sub-Account.

                  SCHEDULED MATURITY DATE: the date, shown on Page 3, on which the Policy will mature, in accordance with the Termination and Maturity Date provision.

                  SEPARATE ACCOUNT: an account, as specified on Page 3, which has been established by Us to separate the assets funding the variable benefits for the class of contracts to which the Policy belongs from the other assets of the Company.

                  SUB-ACCOUNTS:  the subdivisions of the Separate Account.

                  SURRENDER CHARGE: a charge that may be assessed if You surrender the Policy or You request a Policy change that results in a Face Amount decrease.

                  VALUATION DAY: the date on which a Sub-Account is valued. This occurs everyday We are open and the New York Stock Exchange is open for trading.

                  VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

                  YOU, YOUR:  the Owner of the Policy.

DEATH BENEFIT     GENERAL
                  Upon receipt of due proof of the Insured's death, We will pay the Death Proceeds to the Beneficiary.

                  DEATH PROCEEDS
                  Death Proceeds equal the Death Benefit described below less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period.

                  However, if the Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

                  The Death Benefit is the greater of:
                  (a) the Death Benefit provided by the Death Benefit
                      Option chosen; and
                  (b) the Minimum Death Benefit Percentage applicable as of
                      the date of death, multiplied by the Account Value (as of the receipt of proof of death) increased by the Monthly Deduction Amounts taken after the date of the Insured's death and before We receive due proof of death.

                  DEATH BENEFIT OPTIONS
                  You have three Death Benefit Options.
                  1. Under Option A (Level Option), the Death Benefit is
                     the Face Amount as of the date of death.

                  2. Under Option B (Return of Account Value Option), the
                     Death Benefit is the Face Amount as of the date of death, plus the Account Value (as of the receipt of proof of death) increased by the Monthly Deduction Amounts taken after the date of the Insured's death and before We receive due proof of death.

                  3. Under Option C (Return of Premium Option), the Death
                     Benefit is the Face Amount as of the date of death, plus the lesser of (a) the sum of the premiums paid; or (b) the Death Benefit Option C Limit shown on Page 3.

                                     Page 7
15486(7/8)(NY)                                                 Printed in U.S.A.

DEATH BENEIT      DEATH BENEFIT OPTION CHANGES
(CONTINUED)       You may change Your Death Benefit Option, subject to the
                  conditions described here. You must notify Us In Writing of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request.

                  You may change Option C (Return of Premium Option) or Option B (Return of Account Value Option) to Option A (Level Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change.

                  You may change Option A (Level Option) to Option B (Return of Account Value Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change, reduced by the then current Account Value. Any resulting decrease in the Face Amount may be subject to a partial Surrender Charge as described in the Decreases in Face Amount provision.

                  MINIMUM DEATH BENEFIT
                  We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year. The Table of Minimum Death Benefit Percentages is shown on Page 3D. This is to ensure that:
                  (a) the Policy continues to qualify as life insurance under the Internal Revenue Code; or
                  (b) the Policy maintains the relationship between the
                      Account Value and the Death Benefit You selected on Your application, if greater.

INCREASES AND     GENERAL
DECREASES IN      At any time after the first Policy Year, You may make a
FACE AMOUNT       request In Writing to change the Face Amount.  The minimum amount by which the Face Amount can be increased or decreased is shown on Page 3.

                  We reserve the right to limit You to one increase or decrease in any 12 month period.

                  SCHEDULED INCREASES IN FACE AMOUNT
                  We will increase the Face Amount automatically by the amounts shown on Page 3C. These scheduled increases will continue until You request to discontinue the increases or until You request to decrease the Face Amount of Your Policy. Decreases in the Face Amount as a result of a withdrawal will not affect Your scheduled increases.

                  Scheduled increases in the Face Amount are not subject to the Face Amount Increase Fee.

                  UNSCHEDULED INCREASES IN FACE AMOUNT
                  All requests to increase the Face Amount must be applied for on a new application and accompanied by the Policy. All requests will be subject to evidence of insurability satisfactory to Us. Any increase approved by Us will be effective on the Monthly Activity Date shown on the new Policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made. A Face Amount Increase Fee is assessed on the first twelve Monthly activity dates beginning on the effective date of each increase. The Face Amount Increase Fee will not exceed the amount shown on Page 3A.

                                     Page 8
15486(7/8)(NY)                                                 Printed in U.S.A.

INCREASES AND     DECREASES IN FACE AMOUNT
DECREASES IN      A decrease in the Face Amount will be effective on the
FACE AMOUNT       Monthly Activity Date following the date We receive Your
(CONTINUED)       request.  The remaining Face Amount must not be less than
                  the minimum Face Amount shown on Page 3. If during the Surrender Charge Period, You decrease Your Face Amount to an amount lower than it has ever been, a partial
                  Surrender Charge will be assessed.

                  The Surrender Charge assessed will be:
                  (a) the Surrender Charge applicable to the then current
                      Policy Year, if any; multiplied by
                  (b) the percentage described below.

                  The percentage will be determined by:
                  (i) subtracting the new Face Amount from the lowest previous Face Amount; and
                  (ii) dividing that difference by the lowest previous Face
                       Amount.

                  The Surrender Charge assessed will be deducted from Your Account Value on the Monthly Activity Date on which the decrease becomes effective. We will also reduce the Surrender Charges applicable to future Policy Years and provide You a revised schedule of Maximum Surrender Charges.

PREMIUMS          GENERAL
                  No insurance is effective until We receive premiums sufficient to cover the Monthly Deduction Amount on the Policy Date, subject to the terms of the application's conditional receipt. After the first premium has been paid, subsequent premiums can be paid at any time.

                  Checks must be made payable to the Company shown on the first page of the Policy.

                  Checks may be sent to either:
                  (a) Us at the address shown on the premium notice; or
                  (b) Our authorized agent in exchange for a receipt signed by
                      Our President or Secretary and countersigned by such agent.

                  We will apply any amount received under the Policy as a premium unless it is clearly marked otherwise. The premium will be applied on the date We receive it at the address shown on the premium notice.

                  PLANNED PREMIUM PAYMENTS
                  We will send You a premium notice for the Planned Premium payment. The notices may be sent at 12, 6, or 3 month intervals. The Initial Planned Premium payment and payment frequency You selected are shown on Page 3. You may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.

                  FLEXIBLE PREMIUMS
                  After the first premium has been paid, Your subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by the Policy. You may pay additional premiums at any time prior to the Scheduled Maturity Date subject to Our Premium Limitations.

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

PREMIUMS          PREMIUM LIMITATIONS
(CONTINUED)       You may pay premiums at any time prior to the Scheduled
                  Maturity Date subject to the following limitations:
                  (a) the minimum premium that We will accept is $50 or the
                      amount required to keep the Policy in force.
                  (b) if premiums are received which would cause the Policy
                      to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.
                  (c) We reserve the right to require evidence of
                      insurability for any premium payment that results in an increase in the Death Benefit greater than the amount of the premium.
                  (d) any premium received in excess of $1,000,000 is
                      subject to Our approval.

                  INITIAL PREMIUM ALLOCATION
                  The initial Net Premium and any additional Net Premiums received by Us prior to the end of the free look period as described in the Right to Examine Policy Provision, will be allocated as shown on Page 3 on the later of:
                  (a) the Policy Date; and
                  (b) the date We receive the premium.

                  The accumulated values of these amounts will then be allocated to the Fixed Account and Sub-Accounts according to the premium allocation You specified in the application on the later of:
                  (a) 10 days after You receive the Policy; or
                  (b) the date We receive the final requirement to put the
                      Policy in force.

                  SUBSEQUENT PREMIUM ALLOCATIONS
                  You may change how Your premiums are allocated by notifying Us In Writing. Subsequent Net Premiums will be allocated to the Fixed Account and Sub-Accounts according to Your most recent instructions as long as:
                  (a) the total number of active Sub-Accounts does not
                      exceed 9; and
                  (b) the percentage You allocate to each Sub-Account is in
                      whole percentages.

                  If We receive a premium with a premium allocation instruction that does not comply with the above rules, We will allocate the Net Premium on a Pro Rata Basis.

VALUATION         SUB-ACCOUNT ACCUMULATION UNITS
PROVISIONS        Amounts allocated to each Sub-Account increase the number
                  of Accumulation Units in each Sub-Account. The number of Accumulation Units added to each Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                  Amounts taken from each Sub-Account decrease the number of Accumulation Units in each Sub-Account. The number of Accumulation Units subtracted from each Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                  The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

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

VALUATION         SUB-ACCOUNT ACCUMULATION UNIT VALUE
PROVISIONS        The Accumulation Unit Value for each Sub-Account will
(CONTINUED)       vary to reflect the investment experience of the
                  applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation
                  Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment
                  Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

                  EMERGENCY PROCEDURE
                  If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy which specifies a Valuation Day will be superseded by the emergency procedure.

                  FIXED ACCOUNT
                  We will credit interest to amounts in the Fixed Account on a monthly basis at rates We determine. The Annual Fixed Account Minimum Credited Rate is shown on Page 3. We may credit interest rates greater than the Annual Fixed Account Minimum Credited Rate to the Fixed Account. Such additional amounts of interest will be nonforfeitable from the effective date of their crediting. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account. Rates will be determined from time to time based on Our expectations as to interest, mortality, expenses, persistency and taxes.

ACCOUNT VALUE,    ACCOUNT VALUE
  CASH VALUE      Your Account Value on the Policy Date equals the initial
   AND CASH       Net Premium less the Monthly Deduction Amount for the
SURRENDER VALUE   first Policy month.

                  On each subsequent Monthly Activity Date, Your Account Value equals:
                  (a) the sum of Your Accumulated Values in the Fixed
                      Account and Sub-Accounts; plus
                  (b) the value of Your Loan Account, if any; minus,
                  (c) the appropriate Monthly Deduction Amount.

                  On each Valuation Day (other than a Monthly Activity
                  Date), Your Account Value equals:
                  (a) the sum of Your Accumulated Values in the Fixed
                      Account and Sub-Accounts; plus
                  (b) the value of Your Loan Account, if any.

                  ACCUMULATED VALUE - FIXED ACCOUNT
                  Your Accumulated Value in the Fixed Account equals:
                  (a) the Net Premiums allocated to it; plus
                  (b) amounts transferred to it from the Sub-Accounts or
                      the Loan Account; plus
                  (c) interest credited to it; minus
                  (d) amounts transferred out of it to the Sub-Accounts or
                      the Loan Account; minus
                  (e) any transfer charges or Surrender Charges that have
                      been taken from it; minus
                  (f) any Monthly Deduction Amounts taken from it; minus
                  (g) any withdrawals taken from it.

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

ACCOUNT VALUE,    ACCUMULATED VALUE - SUB-ACCOUNTS
  CASH VALUE      Your Accumulated Value in any Sub-Account equals:
   AND CASH       (a) the number of Your Accumulation Units in that
SURRENDER VALUE       Sub-Account on the Valuation Day; multiplied by
(CONTINUED)       (b) that Sub-Account's Accumulation Unit Value on the
                  Valuation Day.

                  The number of Accumulation Units in any Sub-Account is increased when:
                  (a) Net Premiums are allocated to it; or
                  (b) amounts are transferred to it from other
                      Sub-Accounts, the Fixed Account or the Loan Account.

                  The number of Accumulation Units in any Sub-Account is decreased when:
                  (a) amounts are transferred out of it to other
                      Sub-Accounts, the Fixed Account or the Loan Account; or
                  (b) any transfer charges or Surrender Charges have been
                      taken from it; or
                  (c) any Monthly Deduction Amounts are taken from it; or
                  (d) any withdrawals are taken from it.

                  CASH VALUE
                  Your Cash Value is equal to the Account Value less any applicable Surrender Charges. The Surrender Charges and the Policy Years during which they will be applied are shown on Page 3B.

                  CASH SURRENDER VALUE
                  Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.

TRANSFERS         AMOUNT AND FREQUENCY OF TRANSFERS
                  Upon request and as long as the Policy is in effect, You may transfer amounts among the Fixed Account and Sub-Accounts.

                  We reserve the right to limit the number and frequency of transfers. One transfer per calendar month is allowed without charge. Each additional transfer is assessed a charge of $25.00. Transfers related to Dollar Cost Averaging are not included for the purposes of this limit nor are they subject to a charge. All transfers are subject to a minimum of $25.00 and a maximum of $2,000,000. There are no restrictions on the size of remaining balances

                  DOLLAR COST AVERAGING
                  From time to time, We may offer and You may enroll in a Dollar Cost Averaging program. Prior to enrollment, You may obtain information on the available programs from Us.

                  You may terminate participation in the program at any time by calling or writing Us. In such an event, any non-transferred balances will be allocated to the other accounts according to Your instructions.

                  RESTRICTIONS ON TRANSFERS
                  Transfers from the Fixed Account (other than those allowed under a Dollar Cost Averaging program) are subject to the following:
                  (a) the transfer must occur during the 30 day period
                      following each Policy Anniversary; and
                  (b) the maximum amount transferred in any Policy Year
                      will be the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account on the date of transfer.

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

TRANSERS          TRANSFERS TO THE FIXED ACCOUNT
(CONTINUED)       You may transfer all amounts in the Sub-Accounts to the
                  Fixed Account and apply the Cash Surrender Value to purchase a non-variable Paid-Up Life Insurance Policy, as long as the Policy is in effect. The amount of the non-variable Paid-Up Life Insurance is the amount that can be purchased by the net single premium at the then attained age of the Insured based on the Annual Fixed
                  Account Minimum Credited Rate and Maximum Cost of
                  Insurance Rates guaranteed in the contract.  Subsequent
                  Cash Values of the non-variable Paid-Up Life Insurance are based on the 1980 Commissioners Standard Ordinary
                  Male or Female Mortality Table, age last birthday using the Monthly Maximum Cost of Insurance and the Annual
                  Fixed Account Minimum Credited Rate.  The Paid-Up Life
                  Insurance Policy is not subject to the Monthly
                  Administrative Charge.

                  At any time this policy is in force You may elect to transfer Accumulated Values in the Sub-Accounts to the Fixed Account if a material change is made in the investment policy of the Separate Account and You object to that change. At any time during the first 18 months from the Date of Issue and while this Policy is in force, You may elect to transfer Accumulated Values in the Sub Accounts to the Fixed Account. Transfers made under these situations will not be subject to any transfer charge; nor will they be included in the total number of transfers for the purpose of determining the applicability of any future transfer charge. All other transfers to the Fixed Account are subject to the charge and frequency restrictions noted in the Amount and Frequency of Transfers provision

                  TRANSFER CHARGE
                  After a transfer has occurred, the Transfer Charge, as specified on Page 3B, if any, will be deducted on a Pro Rata Basis.

MONTHLY           GENERAL
DEDUCTION         On each Monthly Activity Date, We will deduct an amount
 AMOUNT           from Your Account Value to pay for the benefits provided
                  by the Policy.  This amount is called the Monthly
                  Deduction Amount and equals:
                  (a) the Cost of Insurance; plus
                  (b) the Monthly Administrative Charge; plus
                  (c)the Mortality and Expense Risk Charge; plus
                  (d) the Face Amount Increase Fee, if any; plus
                  (e) the charges for additional benefits provided by rider, if any.

                  The Monthly Deduction Amount will be taken on a Pro Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date.

                  COST OF INSURANCE
                  The Cost of Insurance for any Monthly Activity Date is equal to:
                  (a) the Cost of Insurance Rate per $1,000; multiplied by
                  (b) the Net Amount at Risk; divided by
                  (c) $1,000.

                  On any Monthly Activity Date, the Net Amount At Risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount.

                  COST OF INSURANCE RATE
                  The Cost of Insurance Rate is based on the then current Policy Year as well as the Initial Face Amount, sex, Issue Age, and insurance class of the Insured shown on Page 3.

                  The Cost of Insurance Rates will not exceed those in the Table of Monthly Maximum Cost of Insurance Rates shown on Page 3D. Part of the Cost of Insurance charges is used to recover acquisition expenses arising from the issuance of the Policy. The expense recovery component is higher in the early Policy Years.

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

 MONTHLY          We can use Cost of Insurance Rates that are lower than
DEDUCTION         the Monthly Maximum Cost of Insurance Rates shown on Page 3D.
  AMOUNT          Rates will be determined on each Policy Anniversary based on
(CONTINUED)       Our future expectations of such factors as mortality,
                  expenses, interest, persistency and taxes. Rates on in-force policies will be reviewed no more than once a year, nor less than once every five years. Any change We make will be on a uniform basis for Insureds of the same
                  Issue Age, sex, insurance class, Initial Face Amount, and whose coverage has been in force for the same length of time. Upon providing satisfactory evidence to Us, You may change the insurance class to a more favorable class.
                  Future Cost of Insurance charges will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health.

                  Any change in policy cost factors will be determined in accordance with the procedures and standards on file with the Insurance Superintendent of New York.

                  MONTHLY ADMINISTRATIVE CHARGE
                  The Monthly Administrative Charge will not exceed the amounts shown on Page 3A.

                  The Monthly Administrative Charge will be determined on each Policy Anniversary based upon changes in future expectations as to mortality, expenses, interest, persistency and taxes. Charges on in-force policies will be reviewed no more often than once every five years.
                  Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, and insurance class and whose coverage has been in-force for the same length of time.

                  Any change in the Monthly Administrative Charge will be determined in accordance with the procedures and standards on file with the Insurance Department.

                  MORTALITY AND EXPENSE RISK CHARGE
                  The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to the sum of (a) and (b) where
                  (a) equals:
                      (i) the monthly Accumulated Value Mortality and Expense Risk Rate; multiplied by
                      (ii) the sum of Your Accumulated Values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.
                  and
                  (b) equals:
                      (i) the monthly Mortality and Expense Risk Rate per $1,000; multiplied by
                      (ii) the lower of the Initial Face Amount or the current Face Amount; divided by
                      (iii) $1,000.

                  Each month the Mortality and Expense Risk Rates will not exceed those shown on Page 3A.

                  Mortality and Expense Risk Charges will be determined on each Policy Anniversary based upon changes in future expectations as to mortality, expenses, interest, persistency and taxes. Mortality and Risk Charges on in-force policies will be reviewed no more than once a year. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, and insurance class and whose coverage has been in-force for the same length of time.

                                     Page 14
15486(13/14)(NY)                                              Printed in U.S.A.

  MONTHLY         Any change in the Mortality and Expense Risk Charges will
DEDUCTION         be determined in accordance with the procedures and standards
 AMOUNT            on file with the Insurance Superintendent of New York.
(CONTINUED)
                  FACE AMOUNT INCREASE FEE
                  The Face Amount Increase Fee will not exceed the amount shown on Page 3A.

LAPSE AND         POLICY GRACE PERIOD
POLICY            During the first three Policy Years, the Policy will go
GRACE PERIOD      into default on any Monthly Activity Date on which the
                  Account Value less Indebtedness is not sufficient to cover the Monthly Deduction Amount.

                  During the fourth Policy Year and thereafter, the Policy will go into default on any Monthly Activity Date if the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount.

                  If the Policy goes into default, We will send You a lapse notice warning You that the Policy is in danger of terminating. That lapse notice will tell You the minimum premium required to keep the Policy from terminating. This minimum premium equals the amount to pay three Monthly Deduction Amounts as of the day the Policy Grace Period began. That notice will be mailed both to You at your last known address and to any assignee of record at lease 30 days, but no more than 45 days before the end of the Policy Grace Period.

                  We will keep the Policy inforce for the 61 day period following the date Your Policy goes into default. We call that period the Policy Grace Period. However, if We have not received the required premiums (specified in Your lapse notice) by the end of the Policy Grace Period, the Policy will terminate unless the No Lapse Guarantee is in effect (see the No Lapse Guarantee provision which follows).

                  The Policy will be in default if total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date. We will advise You of the amount required to repay or reinstate such indebtedness. If such payment is not made by the end of the Policy Grace Period, the Policy will terminate without value.

                  If the Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

                  NO LAPSE GUARANTEE
                  The Policy will remain in force at the end of the Policy Grace Period as long as the No Lapse Guarantee is available, as described below.

                  This Policy provides a No Lapse Guarantee subject to the conditions described below to Insureds with an Issue Age of 79 or below as long as:
                  (a) the Policy is in the No Lapse Guarantee Period; and
                  (b) on each Monthly Activity Date during that period, the
                      cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, equal or exceed the Cumulative No Lapse Guarantee Premium.

                  The No Lapse Guarantee Period is shown on Page 3.

                                     Page 15
15486(15/16)(NY)                                              Printed in U.S.A.

LAPSE AND         If the No Lapse Guarantee is available and You fail to
POLICY            pay the required premium as defined in Your lapse notice by
GRACE PERIOD      the end of the Policy Grace Period, the No Lapse Guarantee
(CONTINUED)       will then go into effect.  The Policy will remain in force, however:
                  (a) the Death Benefit Option becomes Level;
                  (b) all riders will terminate,
                  (c) any future scheduled increases in the Face Amount
                      will be canceled.

                  The No Lapse Guarantee will remain in effect on each subsequent Monthly Activity Date provided:
                  (a) the Policy remains in default; and
                  (b) the No Lapse Guarantee is available.

                  While the No Lapse Guarantee is in effect, We guarantee that Your Account Value will never be less than zero.

                  If during the No Lapse Guarantee Period, there is any increase or decrease in the Face Amount, or any change in rider coverage or a change in insurance class, a new monthly No Lapse Guarantee Premium will be calculated.
                  We will send You a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

                  NO LAPSE GUARANTEE GRACE PERIOD
                  If, on each Monthly Activity Date during the No Lapse Guarantee Period, the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, do not equal or exceed the Cumulative No Lapse Guarantee Premium on that date, a No Lapse Guarantee Grace Period of 61 days will begin. We will mail You and any assignee a notice. That notice will warn You that You are in danger of losing the No Lapse Guarantee and will tell You the amount of premium You need to pay to continue the No Lapse Guarantee.

                  The No Lapse Guarantee will be removed from the Policy if the required premium is not paid by the end of the No Lapse Guarantee Grace Period. You will receive a written notification of the change and the No Lapse Guarantee will never again be available or in effect on the Policy.

REINSTATEMENT     Unless the Policy has been surrendered for its Cash
                  Surrender Value, the Policy may be reinstated prior to the Scheduled Maturity Date provided:
                  (a) You make Your request In Writing within five years
                      from the Termination Date;
                  (b) satisfactory evidence of insurability is submitted;
                  (c) any Indebtedness at the time of termination must be
                      repaid or carried over to the reinstated Policy; and
                  (d) You pay sufficient premium to:
                      (i) cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period; and
                      (ii) keep the Policy in force for 3 months after the date
                           of reinstatement.

                  The Account Value on the reinstatement date will equal:
                  (a) the Cash Value at the time of termination; plus (b)
                      Net Premiums attributable to premiums paid at the time of reinstatement; minus
                  (c) the Monthly Deduction Amounts that were due and
                      unpaid during the Policy Grace Period; plus
                  (d) the Surrender Charge at the time of reinstatement.

                  The Surrender Charge will be based on the duration from the original Policy Date as though the Policy had never lapsed.

                                     Page 16
15486(15/16)(NY)                                              Printed in U.S.A.

POLICY LOANS      GENERAL
                  At any time while the Policy is in force, You may borrow against the Policy by assigning it as sole security to Us. We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months. Any loan amount secured by transfers from the Sub-Accounts are subject to the Separate Account deferral provisions. We recommend consultation with a Tax Advisor prior to taking a loan.

                  LOAN AMOUNTS
                  Any new loan taken together with any existing
                  Indebtedness may not exceed 90% of the Cash Value on the date We grant a loan. The minimum loan amount that We will allow is $500.

                  Unless you specify otherwise, all loan amounts will be transferred from the Fixed Account and the Sub-Accounts to the Loan Account on a Pro Rata Basis.

                  If total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date, the Policy will then go into default. See the Lapse and Policy Grace Period provision for details.

                  CREDITED INTEREST
                  Any amounts in the Loan Account will be credited with interest at a rate equal to the Annual Fixed Account Minimum Credited Rate shown on Page 3.

                  PREFERRED INDEBTEDNESS
                  If, any time after the 10th Policy Anniversary, the Account Value exceeds the total of all premiums paid since issue, a portion of Your Indebtedness may qualify as preferred. Preferred Indebtedness is charged a lower interest rate than the non-preferred Indebtedness, if any. (Refer to the Interest Charged on Indebtedness provision for details.) The maximum amount of Preferred Indebtedness is the amount by which the Account Value exceeds the total premiums paid and is determined on each Monthly Activity Date.

                  LOAN REPAYMENTS
                  All or part of a loan may be repaid at any time that:
                  (a) the Policy is in force; and
                  (b) the Insured is alive.

                  However, each repayment must be at least the lesser of $50 or the Indebtedness and clearly identified In Writing as a loan repayment. Otherwise, it will be considered a premium payment.

                  The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

                  INTEREST CHARGED ON INDEBTEDNESS
                  The table below shows the interest rates We will charge on Your Indebtedness.

                  -------------------------------------------------------------
                     DURING POLICY        PORTION OF      INTEREST RATE CHARGED
                         YEARS           INDEBTEDNESS        EQUALS THE FIXED
                                                              ACCOUNT MINIMUM
                                                            CREDITED RATE PLUS:
                  -------------------------------------------------------------
                          1-10                All                   2%
                  -------------------------------------------------------------
                      11 and later         Preferred                0%
                                         Non-Preferred            0.25%
                  -------------------------------------------------------------

                                     Page 17
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

POLICY LOANS      Because the interest charged on Indebtedness may exceed the
(CONTINUED)       rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity
                  Date from the Fixed Account and Sub-Accounts to the Loan
                  Account on a Pro Rata Basis.

WITHDRAWALS       GENERAL
                  You may request a withdrawal In Writing. The minimum withdrawal allowed is $500. The maximum withdrawal is the Cash Surrender Value less $1,000. A charge of up to $10 may be assessed for each withdrawal. One withdrawal per calendar month is allowed. Unless specified otherwise, the withdrawal will be deducted on a Pro Rata
                  Basis.

                  If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal. If the Death Benefit Option then in effect is Option B (Return of Account Value), the Face Amount will not be reduced.

                  Any withdrawal that causes the Face Amount to fall below the lowest previous Face Amount will be subject to a partial Surrender Charge. Refer to the Decreases in Face Amount provision for an explanation of the applicable partial Surrender Charge.

SURRENDERS        GENERAL
                  While the Policy is in force, You may surrender the Policy to Us. The Policy, and additional benefits provided by rider, are then canceled as of the day We receive Your request In Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date.

                  A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Insurance Superintendent of New York.

PAYMENTS          GENERAL
BY US             We will pay Death Proceeds, Cash Surrender Values,
                  withdrawals and loan amounts attributable to the Sub-Accounts within 7 days after We receive all the information needed to process the payment unless:
                  (a) the New York Stock Exchange is closed on other than
                      customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or
                  (b) an emergency exists, as determined by the SEC, as a
                      result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts.

                  DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT
                  We may defer payment of any Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request except to pay premiums to Us. If We defer payment for more than 10 days, We will pay interest at the rate We declare under Settlement Option 1 -- Interest Income.

TAXATION OF THE   GENERAL
SEPARATE ACCOUNT  We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate
                  Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future, subject to approval by the Insurance
                  Superintendent of New York.

                                     Page 18
15486(17/18)(NY)                                              Printed in U.S.A.

THE CONTRACT      ENTIRE CONTRACT
                  The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the Policy, any endorsements or riders and all additional Policy information sections added to the Policy are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will be deemed representations and not warranties.

                  INTERPRETATION OF POLICY TERMS AND CONDITIONS
                  We have full discretion and authority to determine eligibility for benefits and to construe and interpret all terms and provisions of the Policy.

                  CONTRACT MODIFICATION
                  The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

                  FUND MODIFICATION
                  We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Policy.

                  NON-PARTICIPATION
                  The Policy is non-participating. It does not share in Our surplus earnings, so You will receive no Policy dividends under it.

                  MISSTATEMENT OF AGE AND/OR SEX
                  If on the date of death:
                  (a) the Issue Age of the Insured is understated; or
                  (b) the sex of the Insured is incorrectly stated such
                      that it resulted in lower Costs of Insurance, the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex.

                  If on the date of death:
                  (a) the Issue Age of the Insured is overstated; or
                  (b) the sex of the Insured is incorrectly stated such
                      that it resulted in higher Costs of Insurance, the Death Benefit will be adjusted by the return of all excess Costs of Insurance prior to the date of the Insured's death.

                  SUICIDE
                  If, within two years from the Date of Issue, the Insured dies by suicide, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals.

                  If, within two years from the effective date of any increase in the Face Amount for which evidence of insurability was obtained, the Insured dies by suicide, Our liability with respect to such increase, will be limited to the Cost of Insurance for the increase.

                  INCONTESTABILITY
                  We cannot contest the Policy after it has been in force, during the Insured's lifetime, for two years from its Date of Issue, except for non-payment of premium.

                                     Page 19
15486(19/20)(NY)                                              Printed in U.S.A.

THE CONTRACT      Any increase in the Face Amount for which evidence of
(CONTINUED)       insurability was obtained, will be incontestable only
                  after the increase has been in force, during the Insured's lifetime, for two years from the effective date of the increase.

                  The Policy may not be contested for more than two years after the reinstatement date. Any contest We make after the Policy is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement.
                  However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime for two years from the Date of Issue of the Policy or a subsequent reinstatement date.

                  APPEALING DENIAL OF CLAIM
                  On any denied claim, You or Your representative may appeal to the Company for a full and fair review. You may:
                  (a) request a review upon written application within 60
                      days of receipt of a claim denial;
                  (b) review pertinent documents; and
                  (c) submit issues and comments In Writing.

                  SEPARATE ACCOUNTS
                  We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account. Such assets will not be chargeable with liabilities arising out of any other business that We may conduct. The assets of a Fund will be valued on each Valuation Day. Realized and unrealized gains and losses from the assets of each Fund are credited or charged to against such Fund without regard to Our other income, gains and losses.
                  Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

                  CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
                  At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

                  VOTING RIGHTS
                  We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

                  In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account.

                                     Page 20
15486(19/20)(NY)                                              Printed in U.S.A.

THE CONTRACT      ANNUAL REPORT
(CONTINUED)       We will send You a report at least once each Policy Year
                  showing:
                  (a) the current Account Value, Cash Surrender Value and
                      Face Amount;
                  (b) the premiums paid, Monthly Deduction Amounts and
                      loans since the last report;
                  (c) the amount of any Indebtedness; and
                  (d) any other information required by the Insurance
                      Superintendent of New York.

OWNERSHIP AND     CHANGE OF OWNER OR BENEFICIARY
 BENEFICIARY      The Owner and Beneficiary will be those named in the
                  application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not of the Insured is living when We receive it. However, the change will be subject to any payment
                  We made or actions We may have taken before We received the request.

                  ASSIGNMENT
                  You may assign the Policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

                  OWNER'S RIGHTS
                  While the Insured is alive and no Beneficiary is irrevocably named, You may:
                  (a) exercise all the rights and options that the Policy
                      provides or that We permit;
                  (b) assign the Policy; and
                  (c) agree with Us to any change to the Policy.

                  NO NAMED BENEFICIARY
                  If no named Beneficiary survives the Insured, then, unless the Policy provides otherwise:
                  (a) You will be the Beneficiary; or
                  (b) if You are the Insured, Your estate will be the
                      Beneficiary.

TERMINATION AND   TERMINATION
 MATURITY DATE    The Policy will terminate upon the earliest of the
                  following events:
                  (a) the Scheduled Maturity Date of the Policy; or
                  (b) the surrender of the Policy; or
                  (c) the end of the Policy Grace Period during which
                      premiums sufficient for the required deductions are not paid, provided the No Lapse Guarantee is not available; or
                  (d) the end of the No Lapse Guarantee Period, provided
                      the No Lapse Guarantee is available and in effect;
                  (e) or the end of the No Lapse Guarantee Grace Period
                      during which premiums sufficient to maintain the No Lapse Guarantee are not paid; provided the No Lapse Guarantee is available and in effect; or
                  (f) the date We receive notification In Writing of the
                      death of the Insured. In this event, Your Death Benefit will increase by any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive due proof of death.

                  SCHEDULED MATURITY DATE
                  The Scheduled Maturity Date is the last date on which You may elect to pay premium. Unless You elect to continue the Policy beyond this date, the Policy will terminate and any Cash Surrender Value will be paid to You.

                  If elected, the Policy may continue in force after the Scheduled Maturity Date subject to the following conditions:
                  (a) the Policy must be in force on the Scheduled Maturity
                      Date;
                  (b) the Owner including any assignee of record must agree
                      In Writing to this continuation.

                                     Page 21
15486(21/22)(NY)                                              Printed in U.S.A.

TERMINATION AND   If any of the above conditions are not met, the Policy,
MATURITY DATE     if still in force, will terminate on the Scheduled Maturity
(CONTINUED)       Date.

                  After the Scheduled Maturity Date:
                  (a) the Death Benefit will be reduced to the Account
                      Value;
                  (b) the Account Value, if any will continue to be valued
                      as described in the Account Value, Cash Value and Cash Surrender Value provision;
                  (c) any loans that are in effect on the Scheduled
                      Maturity Date will continue to accrue interest and become part of any Indebtedness;
                  (d) loans and withdrawals will continue to be available;
                  (e) no future Monthly Deduction Amounts will be deducted
                      from Your Account Value;
                  (f) no further premiums will be accepted.

                  All additional benefits provided by rider will deem to have terminated at the Scheduled Maturity Date.

                  THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 100 UNDER FEDERAL TAX LAW AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOUR TAX ADVISOR SHOULD BE CONSULTED BEFORE YOU CHOOSE TO CONTINUE THE POLICY BEYOND AGE 100.

INCOME            AVAILABILITY
SETTLEMENT        All or parts of the proceeds of the Policy may, instead
 OPTIONS          of being paid in one sum, be left with Us under any one or a combination of the following options, subject to Our minimum amount requirements on the date of election.

                  We will pay interest of at least 3% per year (or higher, if required by state law) on the Death Proceeds from the date of the Insured's death to the date payment is made or an Income Settlement Option is elected. The rate will always be at least the rate of interest payable under Option 1 -- Interest Income. These proceeds are then no longer subject to the investment experience of a Separate Account.

                  If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent. Option 4 is not available to any payee whose age exceeds 90.

                  DESCRIPTION OF TABLES
                  The options shown below and on the next page are based on interest at a guaranteed rate of 3% per year. Payments under Option 4 are based on mortality according to the 1983a Individual Annuity Mortality Table, with ages set back one year.

                  We may pay or credit excess interest of such amount and in such manner as We determine.

                  DEATH OF PAYEE
                  If the payee dies while receiving payments under one of the options below, We will pay the following:
                  (a) Any principal and accrued interest remaining unpaid
                      under Option 1 or 2.
                  (b) The value of remaining unpaid guaranteed payments, if
                      any, under Option 3 or 4, commuted using interest of 3% per year.

                  Any such amount will be paid in one sum to the payee's estate.

                                     Page 22
15486(21/22)(NY)                                              Printed in U.S.A.

INCOME            OTHER OPTIONS
SETTLEMENT        To convert the monthly payments shown in the tables for
 OPTIONS          Options 3 and 4 to quarterly, semi-annual or annual payments,
(CONTINUED)       multiply by the following factors:

                             PAYMENT INTERVAL       FACTOR
                                Quarterly             2.99
                                Semi-annual           5.96
                                Annual               11.84

                  Other options may be arranged with Our consent.

                  OPTION 1 - INTEREST INCOME
                  Payments of interest at the rate We declare, but not less than 3% per year, on the amount left under this option.

                  OPTION 2 - INCOME OF FIXED AMOUNT
                  Equal payments of the amount chosen until the amount left under this option, with interest of not less than 3% per year, is exhausted. The final payment will be for the balance only.

                  OPTION 3 - INCOME FOR FIXED PERIOD
                  Payments, determined from the table below, are guaranteed for the number of years chosen. The first payment will be due on the date proceeds are applied under this option.

                            MONTHLY PAYMENTS            MONTHLY PAYMENTS
                   NUMBER    PER $1,000 OF     NUMBER     PER $1,000 OF
                  OF YEARS      PROCEEDS      OF YEARS      PROCEEDS

                     1           $84.47          10           $9.61
                     2            42.86          15            6.87
                     3            28.99          20            5.51
                     4            22.06          25            4.71
                     5            17.91          30            4.18

                  OPTION 4 - LIFE INCOME
                  Payments, determined from the table shown below for the option elected, are based on the payee's sex and age nearest birthday on the day the first payment becomes due. The first payment will be due on the date proceeds are applied under this option. The Life Income available are:
                  (a) Payments only while the payee is alive.
                  (b) Payment guaranteed for 10 years; then continuing
                      while the payee is alive.

                                     Page 23
15486(23/24)(NY)                                              Printed in U.S.A.

INCOME
SETTLEMENT
 OPTIONS
(CONTINUED)
                          MONTHLY PAYMENTS PER $1,000 OF PROCEEDS

              OPTION 4A        OPTION 4B                     OPTION 4A        OPTION 4B
PAYEE'S       LIFE ONLY     10 YRS. CERTAIN    PAYEE'S       LIFE ONLY     10 YRS. CERTAIN
  AGE      MALE    FEMALE    MALE    FEMALE      AGE      MALE     FEMALE    MALE    FEMALE
  20       $3.02   $2.92     $3.01   $2.92       68       $6.51    $5.68     $6.12   $5.50
  25        3.12    3.00      3.12    3.00       69        6.74     5.85      6.28    5.65
  30        3.25    3.10      3.24    3.10       70        6.98     6.04      6.44    5.80
  35        3.41    3.23      3.40    3.23       71        7.24     6.25      6.61    5.97
  40        3.61    3.39      3.60    3.38       72        7.51     6.47      6.79    6.14
  45        3.87    3.59      3.85    3.58       73        7.81     6.72      6.96    6.32
  50        4.19    3.85      4.15    3.83       74        8.12     6.98      7.14    6.50
  51        4.27    3.91      4.22    3.89       75        8.46     7.26      7.32    6.69
  52        4.35    3.97      4.30    3.95       76        8.83     7.57      7.50    6.89
  53        4.43    4.03      4.37    4.01       77        9.22     7.90      7.68    7.09
  54        4.51    4.10      4.45    4.08       78        9.64     8.27      7.85    7.29
  55        4.61    4.18      4.54    4.15       79       10.09     8.66      8.02    7.50
  56        4.70    4.25      4.63    4.22       80       10.57     9.08      8.18    7.70
  57        4.80    4.34      4.72    4.30       81       11.08     9.54      8.33    7.89
  58        4.91    4.42      4.82    4.38       82       11.63    10.04      8.48    8.08
  59        5.03    4.52      4.92    4.47       83       12.22    10.59      8.62    8.27
  60        5.15    4.62      5.03    4.56       84       12.84    11.18      8.75    8.44
  61        5.28    4.72      5.15    4.66       85       13.50    11.81      8.86    8.60
  62        5.43    4.83      5.27    4.76       86       14.19    12.50      8.97    8.74
  63        5.58    4.95      5.39    4.87       87       14.93    13.24      9.07    8.87
  64        5.74    5.08      5.53    4.98       88       15.71    14.04      9.16    8.99
  65        5.91    5.21      5.67    5.10       89       16.53    14.89      9.24    9.09
  66        6.10    5.36      5.81    5.23       90       17.40    15.79      9.31    9.18
  67        6.30    5.51      5.96    5.36

                                     Page 24
15486(23/24)(NY)                                              Printed in U.S.A.